Exhibit (a)(1)(R)

Frequently Asked Questions for GDIT Managers

The following questions and answers have been prepared to help GDIT managers understand more about the merger with CSRA and what it means for the company, our people, our customers and our business partners.

The Transaction and General Dynamics / GDIT

Q.	Why did we take this action to merge with CSRA?

A.	The government IT services market is in the process of consolidating. Today, our customers are increasing the overall number of large contracts, placing a premium on the requirement for increased scale and mass. The acquisition of CSRA represents a significant strategic step in expanding the capabilities and customer base of GDIT.

CSRA is an excellent fit within GDIT. They are an outstanding provider of innovative, next-generation IT solutions with industry-leading margins. We share many of the same customers, offer similar solution sets and have complementary portfolios. This combination brings together two industry leaders, and together, we will have greater scale to go after the largest new programs.

The combination of GDIT and CSRA will result in a $9.9 billion company with 45,000 employees. It will also position GDIT as the premier provider of high-tech IT solutions to the Government Technology Services market.

Q.	How compatible is CSRA’s culture with our own?

A.	Much like GDIT, CSRA is an organization with a strong reputation for serving customer mission requirements and earning trust through consistently delivering on their promises. We both share similar core values, including a culture deeply rooted in highly ethical behavior and operational excellence. Both companies also share a commitment to creating a positive impact in our local communities as reflected in our common support for military communities, philanthropy and volunteerism.

Q.	What is the timing for the transaction?

A.	As part of the transaction, General Dynamics has commenced a cash tender offer to purchase all of the outstanding shares of CSRA common stock for $41.25 per share in cash. The tender offer is subject to customary conditions, including the tender of a majority of the outstanding shares of CSRA common stock. General Dynamics has secured all necessary regulatory approvals to complete the acquisition in early April, assuming the successful completion of the tender offer that is scheduled to expire on April 2. We are now in the midst of planning for the integration of GDIT and CSRA.

Q.	What impact will this transaction have on my employees and me?

A.	We expect minimal operational impact to employees working on contracts supporting our customers before, during and after the transaction closes. Detailed discussions still need to occur to determine the potential impacts on indirect staff positions but we feel our larger company will provide employees with greater opportunities to grow their careers as we add to our technological capabilities and program portfolio.

During this interim period, we are still required to operate as separate companies and it is imperative that our employees remain focused on continuing to serve our customers.

How does this affect GDIT’s operations?

Q.	Will we remain named General Dynamics Information Technology (GDIT)?

A.	Yes. Our name will not change.

Q:	Will the CSRA name change because of the acquisition?

A:	After the closing of the acquisition, the CSRA business will be part of the GDIT Business Unit, and CSRA will refer to itself as General Dynamics Information Technology or General Dynamics IT.

Q.	How will CSRA identify itself in legal or contractual documents and correspondence after the acquisition?

A:	Similar to GDIT, CSRA consists of several legal entities. Those legal entities will exist post-closing and will not be immediately changed. Therefore, when the legal name of an entity is required to be used on a legal or contractual document, the proper full legal name should be used (for example on an NDA, teaming agreement, contract, license, etc.). CSRA will present itself to the market and to our customers as GDIT. Contact your supervisor or contracts management for clarification as needed.

Q.	Will our organizational alignment and reporting structure change?

A.	At this juncture, details on organizational alignment and reporting structure are still being determined. When the acquisition is final you will hear more about the important roles everyone has to play to ensure our companies come together seamlessly.

Please remember that no one is authorized to speak on behalf of the company to any member of the news media, except for a small number of pre-authorized employees. If you receive any media or industry analyst inquiries, please do not respond and forward to Vice President of Communications, Mark Meudt, mark.meudt@gdit.com.

Notice to Investors

This Frequently Asked Questions document is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of common stock of CSRA Inc. (“CSRA”). On March 5, 2018, Red Hawk Enterprises Corp., a wholly owned subsidiary of General Dynamics Corporation (“Merger Sub”), commenced a tender offer to purchase all of the shares of common stock, par value $0.001 per share, of CSRA that are issued and outstanding. On March 20, 2018, the tender office price was increased to a price per share of $41.25, in cash, without interest and less any applicable withholding of taxes. The tender offer expires at 11:59 p.m., New York City time, on Monday, April 2, 2018, unless extended. If the tender offer is extended, we will inform the depositary of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the day on which the tender offer was scheduled to expire. On March 5, 2018, Merger Sub filed a tender offer statement and related exhibits with the U.S. Securities and Exchange Commission (the “SEC”) and on the same date CSRA filed a solicitation/recommendation statement with respect to the tender offer. Investors and shareholders of CSRA are strongly advised to read the tender offer statement (including the related exhibits) and the solicitation/recommendation statement, as they have been amended and may be amended from time to time, because they contain important information that shareholders should consider before making any decision regarding tendering their shares. The tender offer statement (including the related exhibits) and the solicitation/recommendation statement are available at no charge on the SEC’s website at www.sec.gov. In addition, the tender offer statement and other documents that Merger Sub files with the SEC are available to all shareholders of CSRA free of charge at www.generaldynamics.com. The solicitation/recommendation statement and the other documents filed by CSRA with the SEC are available to all shareholders of CSRA free of charge at www.CSRA.com.

Forward-Looking Statements

Certain statements made in this Frequently Asked Questions document, including any statements regarding the completion of the acquisition of CSRA and the integration of CSRA if the acquisition is completed, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on management’s expectations, estimates, projections and assumptions. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Additional information regarding these factors is contained in the filings that General Dynamics files with the SEC, including, without limitation, its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

All forward-looking statements speak only as of the date they were made. General Dynamics does not undertake any obligation to update or publicly release any revisions to any forward-looking statements to reflect events, circumstances or changes in expectations after the date of this message.